UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015

Continental Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36293	61-1718923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12950 Worldgate Drive, Suite 700 Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 480-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2015, Continental Building Products, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with LSF8 Gypsum Holdings, L.P., a significant stockholder of the Company (the “Selling Stockholder”) and Credit Suisse Securities (USA) LLC (the “Underwriter”) providing for the offer and sale of 5,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and up to 750,000 additional shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”) at a price of $19.40 per share.

The Selling Stockholder will receive all net proceeds from the sale of the shares of common stock pursuant to the Underwriting Agreement. The Company will not receive any of the proceeds from the sale of its common stock by the Selling Stockholder.

The Company has made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company and the Registration Statement on Form S-3, preliminary prospectus supplement and final prospectus supplement related to the offering of the Shares. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The offering closed on March 18, 2015.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated March 12, 2015 among Continental Building Products, Inc., LSF8 Gypsum Holdings, L.P. and Credit Suisse Securities (USA) LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Continental Building Products, Inc.

March 18, 2015	By:	/s/ Timothy Power
		Name:	Timothy Power
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

1.1	Underwriting Agreement dated March 12, 2015 among Continental Building Products, Inc., LSF8 Gypsum Holdings, L.P. and Credit Suisse Securities (USA) LLC.